Exhibit 99.1

For Immediate Release
Citigroup Inc. (NYSE: C)
July 15, 2013

CITIGROUP REPORTS SECOND QUARTER 2013 EARNINGS PER SHARE OF $1.34;

$1.25 EXCLUDING CVA/DVA(1)

NET INCOME OF $4.2 BILLION; $3.9 BILLION EXCLUDING CVA/DVA

REVENUES OF $20.5 BILLION; $20.0 BILLION EXCLUDING CVA/DVA

NET CREDIT LOSSES OF $2.6 BILLION DECLINED 25% VERSUS PRIOR YEAR PERIOD

LOAN LOSS RESERVE RELEASE OF $784 MILLION VERSUS $1.0 BILLION IN PRIOR YEAR PERIOD

UTILIZED APPROXIMATELY $[600] MILLION OF DEFERRED TAX ASSETS

BASEL I TIER 1 COMMON RATIO INCREASED TO 12.2%

ESTIMATED BASEL III TIER 1 COMMON RATIO INCREASED TO 10.0%(2)

BOOK VALUE PER SHARE INCREASED TO $63.02

 TANGIBLE BOOK VALUE PER SHARE(3) INCREASED TO $53.10

CITIGROUP DEPOSITS OF $938 BILLION GREW 3% VERSUS PRIOR YEAR PERIOD

CITICORP LOANS OF $544 BILLION GREW 3% VERSUS PRIOR YEAR PERIOD

CITI HOLDINGS ASSETS OF $131 BILLION DECLINED 31% FROM PRIOR YEAR PERIOD
AND REPRESENTED 7% OF TOTAL CITIGROUP ASSETS AT QUARTER END

New York, July 15, 2013 — Citigroup Inc. today reported net income for the second quarter 2013 of $4.2 billion, or $1.34 per diluted share, on revenues of $20.5 billion.  This compared to net income of $2.9 billion, or $0.95 per diluted share, on revenues of $18.4 billion for the second quarter 2012.

CVA/DVA was a positive $477 million in the second quarter ($293 million after-tax), largely resulting from the widening of Citi’s credit spreads and the tightening of counterparty spreads, compared to a positive $219 million ($140 million after-tax) in the prior year period.  Second quarter 2012 results included a loss of $424 million ($274 million after-tax) related to the sale of a 10.1% stake in Akbank T.A.S.  Excluding CVA/DVA in both periods and the Akbank loss in the second quarter 2012,(4) second quarter 2013 revenues increased 8% from the prior year period to $20.0 billion and second quarter 2013 earnings per diluted share were $1.25, representing a 25% increase from prior year earnings per share of $1.00.  The increase in Citi’s earnings per diluted share was driven by the higher revenues and lower net credit losses, which were partially offset by higher legal and related costs, a lower loan loss reserve release and a higher effective tax rate.

Michael Corbat, Chief Executive Officer of Citi, said, “Our businesses performed well during the quarter and these results are well-balanced through our products and geographies, especially in the emerging markets, where growth is being challenged.  We also continued to make progress in several critical areas.  We reduced the earnings drag caused by Citi Holdings, where we saw the largest percentage reduction of assets since 2010. We again consumed a modest amount of DTA, bringing the total utilized to about $1.3 billion for the first half of the year.  We increased our already strong capital levels, reaching an estimated Basel III Tier 1 Common ratio of 10%.  Generating consistent and quality earnings is a key priority and this quarter met that goal.”

Citigroup revenues of $20.5 billion in the second quarter 2013 increased 11% from the prior year period.  Excluding CVA/DVA and the Akbank loss in the second quarter 2012, Citigroup revenues of $20.0 billion in the second quarter 2013 increased 8% from the prior year period, with increases in both Citicorp and Citi Holdings.

Citicorp revenues of $19.4 billion in the second quarter 2013 included positive $462 million of CVA/DVA reported within Securities and Banking.  Excluding CVA/DVA and the Akbank loss in the second quarter 2012, Citicorp revenues of $18.9 billion increased 7% from the prior year period.  Securities and Banking revenues increased 25% (or 21% excluding CVA/DVA) and Global Consumer Banking (GCB) revenues increased 2%, partially offset by a 1% decline in Transaction Services (CTS) revenues, all versus the prior year period.

Citi Holdings revenues of $1.1 billion in the second quarter 2013 included positive $15 million of CVA/DVA. Excluding CVA/DVA, Citi Holdings revenues increased 17% versus the prior year period, driven by higher revenues in Local Consumer Lending and an improvement in Special Asset Pool revenues, partially offset by a decline in Brokerage and Asset Management revenues.  Total Citi Holdings assets of $131 billion declined $60 billion, or 31%, from the second quarter 2012.  Citi Holdings assets at the end of the second quarter 2013 represented approximately 7% of total Citigroup assets.

Citigroup’s net income rose to $4.2 billion in the second quarter 2013 from $2.9 billion in the prior year period.  Excluding the impact of CVA/DVA and the Akbank loss in the second quarter of 2012, Citigroup net income increased 26% to $3.9 billion.  The increase reflected revenue growth and lower net credit losses, partially offset by higher legal and related expenses, a lower loan loss reserve release and a higher effective tax rate.  Operating expenses of $12.1 billion were 1% higher than the prior year period mainly reflecting an increase in legal and related costs.  Citigroup’s cost of credit in the second quarter 2013 was $2.0 billion, a decrease of 25% over the prior year period, reflecting an $883 million improvement in net credit losses partially offset by a $225 million decline in net loan loss reserve releases.  Citi’s effective tax rate in the second quarter 2013 was 34%, compared to 19% in the prior year period.  The higher effective tax rate reflected higher earnings in North America, a higher effective tax rate on international operations due to the previously disclosed change in Citi’s assertion surrounding the permanent reinvestment of earnings in certain international entities, as well as the resolution of certain tax issues in the current quarter.

Citigroup’s allowance for loan losses was $21.6 billion at quarter end, or 3.4% of total loans, compared to $27.6 billion, or 4.3% of total loans, at the end of the prior year period.  The loan loss reserve release of $784 million in the quarter was 22% lower than in the prior year period.  Reserve releases in Citicorp of $311 million compared to $740 million in the second quarter 2012, predominantly reflecting lower releases in North America GCB, largely related to cards, with a net build in international GCB (Asia, Latin America and EMEA), reflecting portfolio growth as well as builds for specific credits in the commercial market businesses.  Citi Holdings recorded a net loan loss reserve release of $473 million in the second quarter 2013, compared to a net reserve release of $269 million in the prior year period.  Citigroup asset quality improved in the second quarter 2013 as total non-accrual assets fell to $10.1 billion, a 12% reduction compared to the second quarter 2012.  Corporate non-accrual loans decreased 17% from the second quarter 2012 to $2.1 billion, while consumer non-accrual loans decreased 9% to $7.6 billion.  The decline in consumer non-accrual loans versus the prior year period occurred despite the third quarter 2012 OCC guidance regarding the treatment of mortgage loans where the borrower has gone through Chapter 7 bankruptcy, which added $1.5 billion to consumer non-accrual loans.  Consumer loans that were 90+ days delinquent, excluding the Special Asset Pool, declined 31% versus the prior year period to $5.9 billion, or 1.6% of consumer loans.

Citigroup’s capital levels and book value per share increased versus the prior year period.  As of quarter end, book value per share was $63.02 and tangible book value per share was $53.10, 1% and 2% increases respectively, versus the prior year period.  At quarter end, Citigroup’s Basel I Tier 1 Capital Ratio was 13.3% and its Basel I Tier 1 Common Ratio was 12.2%.  Citigroup’s estimated Basel III Tier 1 Common Ratio was 10.0% at the end of the second quarter 2013.  Citigroup’s estimated Basel III supplementary leverage ratio for the second quarter 2013 was 4.9%.(5)

CITIGROUP

($ millions, except per share amounts)	2Q’13	1Q’13	2Q’12	QoQ%	YoY%

Citicorp	19,387	19,326	17,449	—	11%
Citi Holdings	1,092	901	938	21%	16%
Total Revenues	$20,479	$20,227	$18,387	1%	11%
Total Revenues (Ex-CVA/DVA & (Loss) on sale of Akbank)	$20,002	$20,546	$18,592	-3%	8%

Expenses	$12,140	$12,267	$11,994	-1%	1%

Net Credit Losses	2,608	2,878	3,491	-9%	-25%
Loan Loss Reserve Build/(Release) (a)	(784)	(650)	(1,009)	-21%	22%
Provision for Benefits and Claims	200	231	214	-13%	-7%
Total Cost of Credit	$2,024	$2,459	$2,696	-18%	-25%

Income (Loss) from Cont. Ops. Before Taxes	$6,315	$5,501	$3,697	15%	71%
Provision for Income Taxes	2,127	1,570	718	35%	NM

Income from Continuing Operations	$4,188	$3,931	$2,979	7%	41%
Net income (loss) from Disc. Ops.	30	(33)	7	NM	NM
Non-Controlling Interest	36	90	40	-60%	-10%
Citigroup Net Income	$4,182	$3,808	$2,946	10%	42%

Net Income (Ex-CVA/DVA & (Loss) on sale of Akbank)	$3,889	$4,006	$3,080	-3%	26%

Tier 1 Common Ratio(b)	12.2%	11.8%	12.7%
Tier 1 Capital Ratio(b)	13.3%	13.1%	14.5%
Return on Common Equity	8.8%	8.2%	6.5%
Book Value per Share	$63.02	$62.51	$62.61	1%	1%
Tangible Book Value per Share	$53.10	$52.35	$51.81	1%	2%

Note: Please refer to the Appendices and Footnotes  at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

(b) As of  January 1, 2013, Tier 1 Capital and Tier 1 Common Ratios under Basel I reflect the final (revised) U.S. market risk capital rules (Basel II.5).

CITICORP

(in millions of dollars)	2Q’13	1Q’13	2Q’12	QoQ%	YoY%

Global Consumer Banking	9,711	9,749	9,507	—	2%
Securities and Banking	6,841	6,978	5,471	-2%	25%
Transaction Services	2,732	2,606	2,767	5%	-1%
Corporate/Other	103	(7)	(296)	NM	NM
Total Revenues	$19,387	$19,326	$17,449	—	11%

Total Revenues (Ex-CVA/DVA & (Loss) on sale of Akbank)	$18,925	$19,636	$17,675	-4%	7%

Expenses	$10,593	$10,765	$10,759	-2%	-2%

Net Credit Losses	1,838	1,948	2,162	-6%	-15%
Loan Loss Reserve Build/(Release) (a)	(311)	(299)	(740)	-4%	58%
Provision for Benefits and Claims	46	63	49	-27%	-6%
Total Cost of Credit	$1,573	$1,712	$1,471	-8%	7%

Net Income	$4,752	$4,602	$3,856	3%	23%

Revenues
North America	8,318	8,706	7,782	-4%	7%
EMEA	3,451	3,102	2,878	11%	20%
LATAM	3,541	3,528	3,271	—	8%
Asia	3,974	3,997	3,814	-1%	4%
Corporate/Other	103	(7)	(296)	NM	NM

Net Income
North America	2,136	2,377	1,835	-10%	16%
EMEA	1,014	639	673	59%	51%
LATAM	900	855	828	5%	9%
Asia	1,066	1,116	969	-4%	10%
Corporate/Other	(364)	(385)	(449)	5%	19%

EOP Assets ($B)	1,753	1,733	1,725	1%	2%
EOP Loans ($B)(b)	544	539	527	1%	3%
EOP Deposits ($B)	874	868	852	1%	3%

Note: Please refer to the Appendices and Footnotes  at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

(b) EOP loans includes Credicard loans of $3.1B in 1Q’13 and $3.2B in 2Q’12. Credicard was moved to discontinued operations as of 2Q’13.

Citicorp

Citicorp revenues of $19.4 billion in the second quarter 2013 increased by 11% from the prior year period.  CVA/DVA, reported within Securities and Banking, was $462 million in the second quarter 2013, compared to $198 million in the prior year period.  Excluding CVA/DVA and the Akbank loss in the second quarter 2012, revenues were $18.9 billion, up 7% from the second quarter 2012, driven by 21% growth in Securities and Banking revenues to $6.4 billion and 2% growth in GCB revenues to $9.7 billion, partially offset by a 1% decline in CTS revenues to $2.7 billion.  Corporate/Other revenues were $103 million in the second quarter 2013, versus $(296) million in the prior year period, which included the $424 million loss on the Akbank sale.

Citicorp net income increased 23% from the prior year period to $4.8 billion, as revenue growth, lower operating expenses and lower net credit losses were partially offset by lower loan loss reserve releases and a higher effective tax rate.

Citicorp operating expenses decreased 2% from the prior year period to $10.6 billion, largely reflecting lower legal and related costs.

Citicorp cost of credit of $1.6 billion in the second quarter 2013 increased 7% from the prior year period.  The increase reflected a lower loan loss reserve release, which declined 58% to $311 million, partially offset by lower net credit losses, which declined 15% to $1.8 billion, each compared to the prior year period.  The decline in reserve releases was largely in North America GCB and primarily related to cards.  Citicorp’s consumer loans 90+ days delinquent declined 14% from the prior year period to $2.6 billion, and the 90+ days delinquency ratio decreased 15 basis points to 0.94% of loans.

Citicorp end of period loans grew 3% versus the prior year period to $544 billion.  Corporate loans grew 7% to $260 billion, including the impact of adding approximately $7 billion of previously unconsolidated assets during the current quarter, while consumer loans were flat at $284 billion, both versus the prior year period.

Global Consumer Banking

(in millions of dollars)	2Q’13	1Q’13	2Q’12	QoQ%	YoY%

North America	5,052	5,110	5,102	-1%	-1%
EMEA	364	368	358	-1%	2%
LATAM	2,327	2,311	2,095	1%	11%
Asia	1,968	1,960	1,952	—	1%
Total Revenues	$9,711	$9,749	$9,507	—	2%

Expenses	$5,131	$5,209	$5,183	-1%	-1%

Net Credit Losses	1,785	1,909	2,039	-6%	-12%
Loan Loss Reserve Build/(Release) (a)	(228)	(325)	(753)	30%	70%
Provision for Benefits and Claims	46	63	50	-27%	-8%
Total Cost of Credit	$1,603	$1,647	$1,336	-3%	20%

Net Income	$1,949	$1,912	$1,972	2%	-1%

Net Income
North America	1,123	1,113	1,174	1%	-4%
EMEA	23	4	12	NM	92%
LATAM	371	378	337	-2%	10%
Asia	432	417	449	4%	-4%

(in billions of dollars)
Avg. Cards Loans(b)	138	144	144	-4%	-5%
Avg. Retail Banking Loans	145	147	139	-1%	5%
Avg. Deposits	326	330	318	-1%	3%
Investment Sales	28	28	20	-1%	42%
Cards Purchase Sales	91	84	88	9%	3%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

(b) Average Cards loans includes Credicard loans of $3.2B in 1Q’13 and $3.3B in 2Q’12.  Credicard was moved to discontinued operations as of 2Q’13.

Global Consumer Banking

GCB revenues of $9.7 billion increased 2% versus the prior year period as volume growth in most businesses was offset by the continued impact of spread compression globally.  The impact of foreign exchange translation into U.S. dollars (6) had a positive impact on international GCB revenues in the second quarter 2013, with revenues up 6% on a reported basis.  Excluding the impact of foreign exchange (constant dollar basis), revenues in international GCB grew 5% to $4.7 billion.  Higher international GCB revenues were offset by a 1% decline in revenues in North America GCB to $5.1 billion.

GCB net income declined 1% versus the prior year period to $1.9 billion, despite the higher revenues, predominantly driven by lower loan loss reserve releases, partially offset by lower net credit losses and operating expenses.

North America GCB revenues declined 1% to $5.1 billion versus the prior year period driven mainly by lower retail banking revenues with total cards revenues (Citi-branded cards and Citi retail services) remaining roughly flat.  Retail banking revenues declined 4% to $1.6 billion from the second quarter 2012, reflecting lower mortgage origination and servicing revenues and ongoing spread compression, partially offset by a gain of approximately $180 million on the sale of a mortgage portfolio during the quarter.  Retail banking revenues are expected to continue to be negatively impacted by lower mortgage origination revenues and spread compression.  Citi-branded cards revenues declined 1% to $2.0 billion, reflecting a 5% decline in average loans partially offset by an improvement in net interest spreads.  Citi retail services revenues increased 1% to $1.5 billion as improved net interest spreads were partially offset by a 2% decline in average loans versus the prior year period.  Citi retail services revenues were also negatively impacted by higher contractual partner revenue share payments due to the impact of improving credit trends.

North America GCB net income was $1.1 billion, 4% lower than the second quarter 2012.  The decline in net income was driven by a reduction in the loan loss reserve release and lower revenues, partially offset by lower net credit losses and operating expenses.  Operating expenses in the second quarter declined 3% versus the prior year period to $2.4 billion, reflecting lower legal and related costs.

North America GCB credit quality continued to improve in both cards and retail banking as net credit losses declined 21% to $1.2 billion as compared to the prior year period.  Net credit losses improved in Citi-branded cards (down 21% to $665 million), Citi retail services (down 21% to $481 million) and in retail banking (down 29% to $44 million), each versus the prior year period.

International GCB revenues grew 6% to $4.7 billion from the prior year period.  Revenues grew 5% on a constant dollar basis, with 8% growth in Latin America to $2.3 billion, a 2% increase in Asia to $2.0 billion and a 2% increase in EMEA to $364 million.

International GCB net income increased 4% from the prior year period to $826 million as revenue growth was partially offset by higher cost of credit and higher operating expenses, as well as a higher effective tax rate.  Operating expenses in the second quarter 2013 increased 1% to $2.7 billion driven by volume growth, partially offset by efficiency savings.  Credit costs increased 21% versus the prior year period, reflecting portfolio growth and seasoning, as well as reserve builds for specific credits in the commercial market businesses.

International GCB credit quality remained stable.  Net credit losses rose 13% to $595 million from the prior year period, mainly driven by loan growth and portfolio seasoning, but were down 9% from first quarter net credit losses of $654 million.  The international net credit loss rate was 1.74% of average loans in the second quarter 2013, slightly improved from 1.88% in the first quarter 2013 and up from 1.59% in the prior year period.

Securities and Banking

(in millions of dollars)	2Q’13	1Q’13	2Q’12	QoQ%	YoY%

Investment Banking	1,039	1,063	860	-2%	21%
Equity Markets	942	826	561	14%	68%
Fixed Income Markets	3,372	4,623	2,861	-27%	18%
Lending	424	309	571	37%	-26%
Private Bank	645	629	591	3%	9%
Other Securities and Banking	(43)	(162)	(171)	73%	75%
Total Revenues (Ex-CVA/DVA)	$6,379	$7,288	$5,273	-12%	21%

CVA/DVA	462	(310)	198	NM	NM
Total Revenues	$6,841	$6,978	$5,471	-2%	25%

Expenses	$3,495	$3,564	$3,568	-2%	-2%

Net Credit Losses	37	35	97	6%	-62%
Credit Reserve Build/(Release) (a)	(116)	37	(38)	NM	NM
Total Cost of Credit	$(79)	$72	$59	NM	NM

Net Income	$2,364	$2,311	$1,449	2%	63%

Revenues
North America	2,599	2,970	2,017	-12%	29%
EMEA	2,166	1,873	1,612	16%	34%
LATAM	747	770	730	-3%	2%
Asia	1,329	1,365	1,112	-3%	20%

Income from Continuing Ops.
North America	849	1,152	549	-26%	55%
EMEA	787	445	365	77%	NM
LATAM	350	312	309	12%	13%
Asia	396	446	252	-11%	57%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

Securities and Banking

Securities and Banking revenues rose 25% from the prior year period to $6.8 billion.  Excluding the impact of the $462 million of CVA/DVA in the second quarter 2013 (compared to $198 million in the prior year period), Securities and Banking revenues were $6.4 billion, 21% higher than the prior year period.

Investment Banking revenues of $1.0 billion increased 21% from the prior year period, with growth in all major products.  Debt underwriting revenues increased 14% to $558 million and equity underwriting revenues increased 58% to $266 million.  Advisory revenues of $215 million were 6% higher than the prior year period.

Equity Markets revenues of $942 million in the second quarter 2013 (excluding $28 million of CVA/DVA) were 68% above the prior year period, reflecting improved derivatives performance as well as higher cash volumes.

Fixed Income Markets revenues of $3.4 billion in the second quarter 2013 (excluding $433 million of CVA/DVA) increased 18% from the prior year driven by growth in all major products.

Lending revenues decreased to $424 million from the prior year period, mostly reflecting a lower mark-to-market gain on hedges related to accrual loans of $23 million (compared to a $156 million mark-to-market gain in the prior year period).(7)  Excluding the mark-to-market impact on hedges related to accrual loans, core lending revenues declined 3% to $401 million versus the prior year period as lower volumes were partially offset by slightly higher spreads.

Private Bank revenues increased 9% to $645 million from the prior year period, with growth across all regions, primarily driven by investment products.

Securities and Banking net income was $2.4 billion in the second quarter 2013.  Excluding CVA/DVA, net income rose 57% to $2.1 billion from the prior year period, primarily reflecting the increase in revenues and a decline in operating expenses, partially offset by a higher effective tax rate.

Transaction Services

(in millions of dollars)	2Q’13	1Q’13	2Q’12	QoQ%	YoY%

Treasury and Trade Solutions	2,002	1,922	2,074	4%	-3%
Securities and Fund Services	730	684	693	7%	5%
Total Revenues	$2,732	$2,606	$2,767	5%	-1%

Expenses	$1,442	$1,424	$1,411	1%	2%

Net Credit Losses	16	4	25	NM	-36%
Loan Loss Reserve Build/(Release) (a)	33	(11)	51	NM	-35%
Total Cost of Credit	$49	$(7)	$76	NM	-36%

Net Income	$803	$764	$884	5%	-9%

Average Deposits ($ in billions) (b)	$424	$415	$396	2%	7%
EOP Assets Under Custody ($ in trillions)	$13.4	$13.5	$12.2	-1%	10%

Revenues
North America	667	626	663	7%	1%
EMEA	921	861	908	7%	1%
LATAM	467	447	446	4%	5%
Asia	677	672	750	1%	-10%

Income from Continuing Ops.
North America	161	129	122	25%	32%
EMEA	229	223	317	3%	-28%
LATAM	179	164	181	9%	-1%
Asia	239	254	269	-6%	-11%

(a) Includes provision for unfunded lending commitments.

(b) Average deposits and other customer liability balances.

Transaction Services

Transaction Services revenues of $2.7 billion declined 1% from the prior year period.  Treasury and Trade Solutions (TTS) revenues of $2.0 billion declined 3% from the prior year period as the impact of continued spread compression globally offset loan and deposit growth.  Securities and Fund Services (SFS) revenues of $730 million increased 5% from the prior year period (6% in constant dollars), as higher settlement volumes and fees more than offset lower net interest spreads.

Transaction Services net income of $803 million declined 9% from the second quarter 2012, reflecting the decline in revenues and a higher effective tax rate, partially offset by lower credit costs.

Transaction Services average deposits and other customer liability balances grew 7% versus the prior year period to $424 billion.  Assets under custody increased 10% from the second quarter 2012 to $13.4 trillion.

CITI HOLDINGS

(in millions of dollars)	2Q’13	1Q’13	2Q’12	QoQ%	YoY%

Brokerage and Asset Management	(20)	(17)	87	-18%	NM
Local Consumer Lending	1,055	1,056	932	—	13%
Special Asset Pool	57	(138)	(81)	NM	NM
Total Revenues	$1,092	$901	$938	21%	16%

Total Revenues (Ex-CVA / DVA)	$1,077	$910	$917	18%	17%

Expenses	$1,547	$1,502	$1,235	3%	25%

Net Credit Losses	770	930	1,329	-17%	-42%
Loan Loss Reserve Build/(Release) (a)	(473)	(351)	(269)	-35%	-76%
Provision for Benefits and Claims	154	168	165	-8%	-7%
Total Cost of Credit	$451	$747	$1,225	-40%	-63%

Net Income (Loss)	$(570)	$(794)	$(910)	28%	37%

Net Income (Loss)
Brokerage and Asset Management	(54)	(84)	(25)	36%	NM
Local Consumer Lending	(134)	(293)	(819)	54%	84%
Special Asset Pool	(382)	(417)	(66)	8%	NM

EOP Assets ($ in billions)
Brokerage and Asset Management	1	9	22	-89%	-95%
Local Consumer Lending	115	122	137	-6%	-16%
Special Asset Pool	15	18	32	-17%	-53%

EOP Loans ($B)	100	108	128	-7%	-22%
EOP Deposits ($B)	65	66	63	-2%	3%

Note:  Please refer to the Appendices and Footnotes  at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

Citi Holdings

Citi Holdings revenues increased 16% versus the prior year period to $1.1 billion, including CVA/DVA reported within Special Asset Pool of $15 million (compared to $21 million in the prior year period).  Excluding CVA/DVA, Citi Holdings revenues increased 17%.  Local Consumer Lending revenues of $1.1 billion increased 13% from the prior year period, driven by lower funding costs.  Excluding CVA/DVA, Special Asset Pool revenues improved to $42 million in the second quarter 2013, compared to $(102) million in the prior year period, mainly reflecting lower funding costs and improved asset marks.  Brokerage and Asset Management revenues were $(20) million, compared to $87 million in the prior year period, reflecting lower Morgan Stanley Smith Barney (MSSB) joint venture related revenues.  As previously announced, Citigroup completed the sale of its remaining 35% stake in the MSSB joint venture during the current quarter.  As of the end of the second quarter 2013, total Citi Holdings assets were $131 billion, 31% below the prior year period, and represented approximately 7% of total Citigroup assets.

Citi Holdings net loss of $570 million compared to a net loss of $910 million in the prior year period as higher revenues and lower cost of credit were partially offset by higher expenses.  Expenses increased 25% to $1.5 billion, primarily due to higher legal and related expenses ($702 million in second quarter 2013 compared to $202 million in the prior year period).

Citi Holdings cost of credit declined 63% to $451 million versus the prior year period as net credit losses declined by $559 million or 42% from the prior year period and the net loan loss reserve release increased to $473 million, compared to a net release of $269 million in the prior year period.

Citi Holdings allowance for credit losses was $8.2 billion at the end of the second quarter 2013, or 8.1% of loans, compared to $12.2 billion, or 9.6% of loans, in the prior year period.  90+ days delinquent loans in Local Consumer Lending decreased 40% to $3.2 billion, or 3.6% of loans.

RESULTS BY REGION AND SEGMENT

	Revenues			Income from Continuing Ops.
(in millions of dollars)	2Q’13	1Q’13	2Q’12	2Q’13	1Q’13	2Q’12

North America
Global Consumer Banking	5,052	5,110	5,102	1,124	1,113	1,174
Securities and Banking	2,599	2,970	2,017	849	1,152	549
Transaction Services	667	626	663	161	129	122
Total North America	$8,318	$8,706	$7,782	$2,134	$2,394	$1,845

EMEA
Global Consumer Banking	364	368	358	28	7	13
Securities and Banking	2,166	1,873	1,612	787	445	365
Transaction Services	921	861	908	229	223	317
Total EMEA	$3,451	$3,102	$2,878	$1,044	$675	$695

Latin America
Global Consumer Banking	2,327	2,311	2,095	371	380	335
Securities and Banking	747	770	730	350	312	309
Transaction Services	467	447	446	179	164	181
Total Latin America	$3,541	$3,528	$3,271	$900	$856	$825

Asia
Global Consumer Banking	1,968	1,960	1,952	432	417	449
Securities and Banking	1,329	1,365	1,112	396	446	252
Transaction Services	677	672	750	239	254	269
Total Asia	$3,974	$3,997	$3,814	$1,067	$1,117	$970

Corporate/Other	$103	$(7)	$(296)	$(388)	$(322)	$(447)

Citicorp	$19,387	$19,326	$17,449	$4,757	$4,720	$3,888

Citi Holdings	$1,092	$901	$938	$(569)	$(789)	$(909)

Citigroup	$20,479	$20,227	$18,387	$4,188	$3,931	$2,979

Citigroup will host a conference call today at 10:00 AM (EDT).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/investor.  Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada.  The conference code for both numbers is 92855981.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://new.citi.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement.  Both this earnings release and Citigroup’s Second Quarter 2013 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  These statements are not guarantees of future results or occurrences.  Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this document and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2012 Annual Report on Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citigroup does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:
Press:	Shannon Bell	(212) 793-6206	Investors:	Susan Kendall	(212) 559-2718
	Mark Costiglio	(212) 559-4114	Fixed Income Investors:	Peter Kapp	(212) 559-5091

Appendix A: CVA/DVA

(In millions of dollars)	2Q’13	1Q’13	2Q’12
Securities and Banking
DVA on Citi Liabilities at Fair Value Option	204	(207)	264
Derivatives Counterparty CVA (a)	194	18	(219)
Derivatives Own-Credit CVA (a)	64	(121)	153
Total Securities and Banking CVA/DVA	$462	$(310)	$198

Special Asset Pool
DVA on Citi Liabilities at Fair Value Option	(2)	(3)	6
Derivatives Counterparty CVA (a)	12	(1)	76
Derivatives Own-Credit CVA (a)	5	(5)	(61)
Total Special Asset Pool CVA/DVA	$15	$(9)	$21
Total Citigroup CVA/DVA	$477	$(319)	$219

(a) Net of hedges.

Note: Totals may not sum due to rounding.

Appendix B: Non-GAAP Financial Measures - Adjusted Items

SECOND QUARTER 2013

($ millions, except per share amounts)	As Reported (GAAP)	Impact of: CVA/DVA	Results less: Items

Revenue	20,479	477	20,002
EBT	6,315	477	5,838
Taxes	2,127	184	1,943
Income from Continuing Ops.	$4,188	$293	$3,895

Discontinued Operations	30	—	30
Noncontrolling Interests	36	—	36
Net Income	$4,182	$293	$3,889

Diluted EPS (a)	$1.34	$0.09	$1.25

(a)  Earnings per share calculations are based on diluted shares of 3,046.3 million.  The components of earnings per share excluding CVA/DVA may not sum across due to rounding.

FIRST QUARTER 2013

($ millions, except per share amounts)	As Reported (GAAP)	Impact of: CVA/DVA	Results less: Items

Revenue	20,227	(319)	20,546
EBT	5,501	(319)	5,820
Taxes	1,570	(121)	1,691
Income from Continuing Ops.	$3,931	$(198)	$4,129

Discontinued Operations	(33)	—	(33)
Noncontrolling Interests	90	—	90
Net Income	$3,808	$(198)	$4,006

Diluted EPS (a)	$1.23	$(0.06)	$1.29

(a)  Earnings per share calculations are based on diluted shares of 3,044.7 million.  The components of earnings per share excluding CVA/DVA may not sum across due to rounding.

SECOND QUARTER 2012

($ millions, except per share amounts)	As Reported (GAAP)	Impact of: CVA/DVA	Impact of: Akbank loss	Results less: Items

Revenue	18,387	219	(424)	18,592
EBT	3,697	219	(424)	3,902
Taxes	718	79	(150)	789
Income from Continuing Ops.	$2,979	$140	$(274)	$3,113

Discontinued Operations	7	—	—	7
Noncontrolling Interests	40	—	—	40
Net Income	$2,946	$140	$(274)	$3,080

Diluted EPS (a)	$0.95	$0.05	$(0.09)	$1.00

(a)  Earnings per share calculations are based on diluted shares of 3,015.0 million.  The components of earnings per share excluding CVA/DVA and the impact of the Akbank loss may not sum across due to rounding.

Appendix C: Non-GAAP Financial Measures-Excluding Impact of FX Translation

International GCB

		QoQ%		YoY%
(In millions of dollars)	2Q’13	Reported	Constant Dollar	Reported	Constant Dollar
Revenues
LATAM	2,327	1%	2%	11%	8%
Asia	1,968	0%	3%	1%	2%
EMEA	364	-1%	1%	2%	2%
Total International GCB	$4,659	0%	2%	6%	5%
Expenses
LATAM	1,307	0%	1%	6%	4%
Asia	1,107	-2%	0%	-5%	-2%
EMEA	333	-3%	-1%	-1%	-1%
Total International GCB	$2,747	-1%	1%	1%	1%

Transaction Services

		QoQ%		YoY%
(In millions of dollars)	2Q’13	Reported	Constant Dollar	Reported	Constant Dollar
Revenues
Treasury and Trade Solutions	2,002	4%	5%	-3%	-3%
Securities and Fund Services	730	7%	8%	5%	6%
Total Transaction Services	2,732	5%	6%	-1%	-1%

Expenses	1,442	1%	2%	2%	3%

Appendix D: Non-GAAP Financial Measures - Estimated Basel III Capital(a)

(In millions of dollars)	6/30/13 (b)	3/31/2013	12/31/2012

Citigroup’s Common Stockholders’ Equity(c)	$191,672	$190,222	$186,487
Add: Qualifying Minority Interests	161	164	171
Regulatory Capital Adjustments
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax	(1,671)	(2,168)	(2,293)
Cumulative change in fair value of financial liabilities attributable to the change in own creditworthiness, net of tax	524	361	587
Intangible Assets
Goodwill, net of related deferred tax liabilities(d)	24,553	25,206	25,488
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related deferred tax liabilities	5,057	5,329	5,632
Defined benefit pension plan net assets	876	498	732
Deferred tax assets (DTAs) arising from net operating losses and foreign tax credit carry forwards and excess over 10% / 15% limitations for other DTAs, certain common equity investments, and MSRs (e)	45,347	49,905	51,116

Total Basel III Tier 1 Common Capital (f)	$117,147	$111,255	$105,396

Risk-Weighted Assets (RWA) (g)	$1,171,188	$1,194,618	$1,206,153

Basel III Tier 1 Common Capital Ratio (f)	10.0%	9.3%	8.7%

(a)         Certain reclassifications have been made to prior period presentation to conform to the current period.

(b)         Preliminary.

(c)          Excludes issuance costs related to preferred stock outstanding at June 30, 2013 in accordance with FRB regulatory requirement.

(d)         Includes goodwill embedded in the valuation of significant common stock investments in unconsolidated financial institutions.

(e)          Other DTAs reflect those DTAs arising from temporary differences.

(f)           Calculated based on the Basel III NPR.  See footnote 2 below.

(g)          The estimated Basel III risk-weighted assets have been calculated based on the U.S. proposed “advanced approaches” for determining risk-weighted assets under the Basel III NPR, as well as the final U.S. market risk capital rules (Basel II.5).

Appendix E: Non-GAAP Financial Measures - Tangible Common Equity

Preliminary
($ millions, except per share amounts)	6/30/2013

Citigroup’s Total Stockholders’ Equity	$195,926
Less: Preferred Stock	4,293
Common Stockholders’ Equity	191,633
Less:
Goodwill	24,958
Intangible Assets (other than Mortgage Servicing Rights)	4,981
Goodwill and Intangible Assets (Other than MSRs)
Related to Assets For Discontinued Operations Held-for-Sale	205
Tangible Common Equity (TCE)	$161,489

Common Shares Outstanding at Quarter-end	3,041.0

Tangible Book Value Per Share	$53.10
(Tangible Common Equity / Common Shares Outstanding)

(1) Credit valuation adjustments (CVA) on derivatives (counterparty and own-credit), net of hedges, and debt valuation adjustments (DVA) on Citigroup’s fair value option debt. See Appendix A.  Citigroup’s results of operations, excluding the impact of CVA/DVA, are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding the impact of CVA/DVA provides a more meaningful depiction of the underlying fundamentals of its businesses impacted by CVA/DVA.  For a reconciliation of these measures to the reported results, see Appendix B.

(2) Citigroup’s estimated Basel III Tier 1 Common Ratio and certain related components are non-GAAP financial measures. Citigroup believes this ratio and its components provide useful information to investors and others by measuring Citigroup’s progress against expected future regulatory capital standards.  For the calculation of Citigroup’s estimated Basel III Tier 1 Common Ratio, see Appendix D.  Citi continues to review the recently released final U.S. Basel III rules.  As such, Citigroup’s estimated Basel III Tier 1 Common Ratio is based on its current interpretation, expectations and understanding of the proposed U.S. Basel III requirements (Basel III NPR) and is necessarily subject to, among other things, Citi’s review and implementation of the final U.S. Basel III rules, anticipated compliance with all necessary enhancements to model calibration and other refinements and further implementation guidance in the U.S.

(3) Tangible book value per share is a non-GAAP financial measure.  Citi believes this ratio provides useful information as it is a capital adequacy metric used and relied upon by investors and industry analysts. For a reconciliation of this metric to the most directly comparable GAAP measure, see Appendix E.

(4) Citigroup’s results of operations, excluding the impact of the Akbank loss, are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding the impact of the Akbank loss provides a more meaningful depiction of the underlying fundamentals of its businesses.  For a reconciliation of this measure to the reported results, see Appendix B.

(5) Citigroup’s estimated Basel III supplementary leverage ratio and related components are non-GAAP financial measures.  Citigroup believes this ratio and its components provide useful information to investors and others by measuring Citigroup’s progress against expected future regulatory capital standards.  Citi’s estimated Basel III supplementary leverage ratio, as calculated under the Basel III NPR, represents the average for the quarter of the three monthly ratios of Tier 1 Capital (as defined under the Basel III NPR) to total leverage exposure (i.e., the sum of the ratios calculated for April, May and June, divided by three).  Total leverage exposure is the sum of:  (1) the carrying value of all on-balance sheet assets less applicable Tier 1 Capital deductions; (2) the potential future exposure on derivative contracts; (3) 10% of the notional amount of unconditionally cancellable commitments; and (4) the notional amount of certain other off-balance sheet exposures (e.g., other commitments and contingencies).  Citi continues to review the recently released final U.S. Basel III rules, as well as the proposed enhanced supplementary leverage ratio requirements.  As such, Citigroup’s estimated Basel III supplementary leverage ratio is based on its current interpretation, expectations and understanding of the Basel III NPR and is necessarily subject to, among other things, Citi’s review and implementation of the final U.S. Basel III rules and further implementation guidance in the U.S.

(6) Results of operations excluding the impact of FX translation are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding the impact of FX translation is a more meaningful depiction of the underlying fundamentals of its businesses impacted by FX translation.  See Appendix C.

(7) Hedges on accrual loans reflect the mark-to-market on credit derivatives used to hedge the corporate loan portfolio.  The fixed premium cost of these hedges is included (netted against) the core lending revenues to reflect the cost of the credit protection.